                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               AptarGroup, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

[LOGO] AptarGroup                              475 West Terra Cotta Avenue,
INTERNATIONAL DISPENSING SYSTEMS               Suite E

                                               Crystal Lake, Illinois 60014

                                               815-477-0424
Dear Stockholder,                              April 6, 2000

    It is my pleasure to invite you to attend our annual meeting of stockholders on Wednesday, May 10, 2000. At the meeting, we will review Aptar's performance for fiscal year 1999 and our outlook for the future.

    A notice of the annual meeting and proxy statement are attached. You will also find enclosed your proxy voting card. The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to complete and return the enclosed proxy card as soon as possible in the accompanying postage-paid envelope, or alternatively, vote by telephone or by the internet.

    I look forward to seeing you on May 10th and addressing your questions and comments.

                                        Sincerely,


                                        Carl A. Siebel
                                        President and Chief Executive Officer

[LOGO] AptarGroup                                475 West Terra Cotta Avenue,
INTERNATIONAL DISPENSING SYSTEMS                 Suite E
                                                 Crystal Lake, Illinois 60014
                                                 815-477-0424

                                                 April 6, 2000

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

   The annual meeting of stockholders of AptarGroup, Inc. will be held on Wednesday, May 10, 2000 at 9:00 a.m., at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Chicago, Illinois, 60603 to consider and take action on the following proposals:

1. Election of three directors to terms of office expiring at the annual meeting in 2003;

2. Approval of the 2000 Stock Awards Plan;

3. Approval of the 2000 Director Stock Option Plan; and

4. Transaction of any other business that is properly raised at the meeting.

   Your Board of Directors recommends a vote FOR the proposals listed above.

   Stockholders owning our common stock as of the close of business on March 16, 2000 are entitled to vote at the annual meeting. Each stockholder has one vote per share.

   Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the toll free telephone number, the internet or by completing and mailing the enclosed proxy card.

                                          By Order of the Board of Directors


                                          STEPHEN J. HAGGE
                                          Secretary

TABLE OF CONTENTS______________________________________________________________

Annual Meeting Information
  Who is entitled to vote?..................................................   1
  What am I voting on?......................................................   1
  How does the Board of Directors recommend I vote on the proposals?........   1
  How do I vote?............................................................   2
  What is a quorum?.........................................................   2
  How are shares in a 401(k) plan voted?....................................   3
  How are shares held in a broker account voted?............................   3
  How many votes are required to approve each item?.........................   3
  Who will count the votes?.................................................   3
  How much does this proxy cost?............................................   3
Proposal 1 -- Election of Directors ........................................   4
  Nominees for Election.....................................................   4
  Directors Whose Present Terms Continue....................................   5
  Board Committees and Meeting Attendance...................................   6
  Board Compensation........................................................   7
Proposal 2 -- Approval of the 2000 Stock Awards Plan........................   9
Proposal 3 -- Approval of the 2000 Director Stock Option Plan...............  15
Security Ownership of Certain Beneficial Owners and Management..............  17
Compensation Committee Report on Executive Compensation.....................  19
Executive Compensation......................................................  21
  Summary Compensation Table................................................  21
  Option Grants.............................................................  22
  Aggregated Option Exercises and Option Values at Year-End.................  23
  Employment Agreements.....................................................  23
  Pension Plan..............................................................  24
Performance Graph...........................................................  26
Certain Transactions........................................................  27
Section 16(a) Beneficial Ownership Reporting Compliance.....................  27
Annual Report...............................................................  28
Stockholder Proposals.......................................................  28
Other Matters...............................................................  28
Appendix A.................................................................. A-1
Appendix B.................................................................. B-1

                               [LOGO} AptarGroup
                       INTERNATIONAL DISPENSING SYSTEMS

                       475 West Terra Cotta Ave, Suite E
                         Crystal Lake, Illinois 60014
-------------------------------------------------------------------------------
                                PROXY STATEMENT
-------------------------------------------------------------------------------

ANNUAL MEETING INFORMATION ____________________________________________________

   This proxy statement contains information related to the annual meeting of stockholders of AptarGroup, Inc. to be held on Wednesday, May 10, 2000, beginning at 9:00 a.m., at the offices of Sidley & Austin, One First National Plaza, 55th Floor Conference Room, Chicago, Illinois, and at any postponements or adjournments of the meeting. The proxy statement was prepared under the direction of AptarGroup's Board of Directors to solicit your proxy for use at the annual meeting. It will be mailed to stockholders on or about April 6, 2000.

Who is entitled to vote? ______________________________________________________

   Stockholders owning our common stock at the close of business on March 16, 2000 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. On March 16, 2000, there were 35,885,368 shares of common stock outstanding.

What am I voting on? __________________________________________________________

   You are asked to vote on the following proposals:

  .  Election of three nominees to serve on our Board of Directors,

  .  Approval of the 2000 Stock Awards Plan, and

  .  Approval of the 2000 Director Stock Option Plan

   The Board of Directors knows of no other business that will be presented at the meeting. If other matters properly come before the annual meeting, the persons named as proxies will vote them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals? ____________

   The Board recommends a vote FOR all of the proposals mentioned above. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote? _________________________________________________________________

   You can vote your proxy in any of the following ways:

  . By Mail: Sign, date and complete the enclosed proxy card and return it in the prepaid envelope.

  . By Telephone: You can vote by touch tone telephone by calling toll-free 1-800-840-1208, 24 hours a day, 7 days a week, and following the instructions on your proxy card.

  . By Internet: You can vote by internet by going to the website http://www.eproxy.com/atr/ and following the instructions on the website.

   When voting to elect directors, you have three options:

    .  Vote for all three nominees

    .  Vote for only some of the nominees

    .  Withhold authority to vote for all or some nominees

   When voting on all other proposals, you again have three options, but they are different from those pertaining to the election of directors:

    .  Vote FOR a given proposal

    .  Vote AGAINST a given proposal

    .  ABSTAIN from voting on a given proposal

   If you return your proxy with no votes marked, your shares will be voted as follows:

    .  FOR the election of all three nominees for director

    .  FOR the approval of the 2000 Stock Awards Plan

    .  FOR the approval of the 2000 Director Stock Option Plan

   You can revoke your proxy at any time before it is exercised by one of the following methods:

    .  Writing to AptarGroup's Corporate Secretary

    .  Submitting another signed proxy card with a later date

    .  Voting in person at the annual meeting

    .  Entering a new vote by telephone or the internet

What is a quorum? ______________________________________________________________

   A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of AptarGroup's common stock on March 16, 2000. There must be a quorum for the meeting to be held. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How are shares in a 401(k) plan voted? _________________________________________

   If you hold shares of AptarGroup through your 401(k) plan, you will be instructing the trustee how to vote your shares by completing and returning your proxy card, voting by phone or by the internet. If you do not return your proxy card, or if you return it with unclear voting instructions, or if you do not vote by phone or the internet, the trustee will vote the shares in your 401(k) account in the same proportion as the 401(k) shares for which voting instructions are received.

How are shares held in a broker account voted? _________________________________

   If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum, and may vote your shares on some or all proposals. Any unvoted shares, called "broker non-votes", will not affect the outcome of the matter put to a vote.

How many votes are required to approve each item? ______________________________

   The three persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and non-votes with respect to the election of directors will not affect the outcome of the election. Approval of the 2000 Stock Awards Plan and the 2000 Director Stock Option Plan require the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposals. Abstaining is the legal equivalent of voting against a proposal. Non-voted shares will not affect the result.

Who will count the votes? ______________________________________________________

   ChaseMellon Shareholder Services, L.L.C., our transfer agent, will count the votes cast by proxy or in person at the annual meeting.

How much does this proxy cost? _________________________________________________

   We have engaged ChaseMellon Consulting Services, L.L.C., to solicit proxies for our annual meeting for a fee of $6,000. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of AptarGroup and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.

             ----------------------------------------------------

   Following are the proposals to be voted on at this year's annual meeting.

             ----------------------------------------------------

--------------------------------------------------------------------------------

                      PROPOSAL 1 -- ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

   The Board of Directors is comprised of nine members divided into three classes, with one class of directors elected each year for a three-year term. The terms of Eugene L. Barnett, Ralph Gruska and Leo A. Guthart expire at the 2000 annual meeting. In order to devote more time to personal interests, Mr. Barnett is not standing for re-election. His guidance and counsel have been appreciated and will be missed.

   If any of the director nominees is unable or fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee nominated by the Nominating Committee of the Board of Directors. The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2003: _______________

                            Director
 Name                        Since   Age  Principal Occupation and Directorships
 ----                       -------- ---  --------------------------------------
 Ralph Gruska                 1993    68  Mr. Gruska is retired. From 1989 to 1991, Mr. Gruska served as Chairman and Chief
                                          Executive Officer of the Cosmetics Packaging and Dispensers Division of Cope Allman
                                          Packaging plc (a United Kingdom packaging company).

 Leo A. Guthart               1993    62  Mr. Guthart is Chairman and Chief Executive Officer of the Ademco Security Group (a
                                          manufacturer and distributor of alarm systems), a division of Pittway Corporation.
                                          Pittway was acquired by Honeywell International Inc. in February 2000. Mr. Guthart
                                          is a director of the Acorn Investment Trust (an investment trustee) and Chairman of the Board and a director of Cylink Corporation (a data encryption, wireless product manufacturer).

 Dr. Prof. Robert W. Hacker    --     60  For more than the past five years, Dr. Prof. Hacker has served as the Chief
                                          Executive Officer and Chief of Cardiac Surgery at Herz--und Gefaessklinik (Heart and
                                          Vessel Clinic), Bad Neustadt, Germany.

   The Board of Directors recommends a vote FOR each of the nominees for Director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2001:______________________________

                     Director
 Name                 Since   Age Principal Occupation and Directorships
 ----                -------- --- --------------------------------------
 Robert Barrows        1998    51 Mr. Barrows is an attorney at law. Prior to
                                  2000, he was a partner in the law firm of
                                  Leonard, Street and Deinard, P.A.,
                                  Minneapolis.

 Alfred Pilz           1993    69 Mr. Pilz is retired. For more than five years
                                  prior to his retirement, Mr. Pilz was the
                                  Chief Executive Officer of Pilz Opto
                                  Electronic GmbH (a privately held German
                                  electronics parts company).

 Carl A. Siebel        1993    65 Mr. Siebel is President and Chief Executive
                                  Officer of AptarGroup. From 1993 through
                                  1995, he was President and Chief Operating
                                  Officer of AptarGroup. He served as Director
                                  of European Operations of the Seaquist Group
                                  (now part of AptarGroup) from 1975 until
                                  1993.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2002:______________________________

                     Director
 Name                 Since   Age Principal Occupation and Directorships
 ----                -------- --- --------------------------------------
 King Harris           1993    56 Mr. Harris is Chairman of the Board. Mr.
                                  Harris has been President and Chief Executive
                                  Officer of Pittway since 1989.

 Peter Pfeiffer        1993    51 Mr. Pfeiffer has been Vice Chairman of the
                                  Board since 1993. Since 1978 he has served as
                                  President of several companies which became
                                  subsidiaries of AptarGroup in 1993.

 Dr. Joanne C. Smith   1999    39 Dr. Smith has served as Senior Vice President
                                  and Chief Operating Officer of the Corporate
                                  Partnership Division of the Rehabilitation
                                  Institute of Chicago since 1997. She has been
                                  a physician at the Rehabilitation Institute
                                  since 1992 and served as its Director of
                                  Business Development from 1994 to 1997.

Robert Barrows and King Harris are cousins, and Alfred Pilz and Peter Pfeiffer are brothers-in-law.

BOARD COMMITTEES AND MEETING ATTENDANCE: _______________________________________

   The Board met seven times in 1999. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served.

   The Board of Directors has five committees, the Executive, Audit, Compensation, Investment and Nominating Committees. Committees report their actions to the full Board at its next regular meeting. A description of the duties of each committee follows the table below.


                     COMMITTEE MEMBERSHIP AND MEETINGS HELD

------------------------------------------------------------------------------------------
  Name                   Executive(/1/) Audit Compensation(/1/) Investment Nominating(/1/)
------------------------------------------------------------------------------------------
  E. L. Barnett                            X*                        X
------------------------------------------------------------------------------------------
  R. Barrows                                           X
------------------------------------------------------------------------------------------
  R. Gruska                                X           X
------------------------------------------------------------------------------------------
  L.A. Guthart                                         X*            X*
------------------------------------------------------------------------------------------
  K. Harris                     X*                                                 X
------------------------------------------------------------------------------------------
  P. Pfeiffer                   X                                    X             X
------------------------------------------------------------------------------------------
  A. Pilz
------------------------------------------------------------------------------------------
  C. Siebel                     X
------------------------------------------------------------------------------------------
  J.C. Smith                               X
------------------------------------------------------------------------------------------
  Number of Meetings in
   Fiscal 1999(/2/)             5          2           4             2             1


  X* Chairperson
  (1) An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.
  (2) Includes telephone conference meetings

Executive Committee ____________________________________________________________

  . May exercise certain powers of the Board, when the Board is not in session, in the management of the business and affairs of AptarGroup.

Audit Committee ________________________________________________________________

  . Provides oversight regarding accounting, auditing and financial reporting practices of AptarGroup.

  . Considers annually the qualifications of our independent auditors and the scope of their audit and makes recommendations to the Board as to their appointment.

Compensation Committee _________________________________________________________

  .  Establishes executive compensation policies and programs.

  . Recommends to the Board base salaries and target bonus levels for officers of the company.

  . Approves awards and grants to be made in accordance with long-term compensation plans.

Investment Committee ___________________________________________________________

  . Provides objectives and guidelines for investment of funds held in trust under the various pension plans of AptarGroup and its subsidiaries.

  . Reviews the performance of investment managers responsible for investing the funds held in trust.

Nominating Committee ___________________________________________________________

  . Reviews the qualifications of persons eligible to stand for election as directors and makes recommendations to the Board on this matter.

  . Considers as nominees for director, qualified persons recommended by directors, management and stockholders.

BOARD COMPENSATION _____________________________________________________________

   Employees of AptarGroup do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of the following:

  .  an annual retainer of $10,000, payable $2,500 per quarter

  . a fee of $5,000 for each Board meeting attended in person and $1,000 for any teleconference Board meeting

  . a fee of $1,000 for each committee meeting attended in person (other than a committee meeting held on the same day as a Board meeting) and $250 for each phone meeting of a committee

  .  an annual retainer of $2,000 for the Chairperson of the Audit Committee

  . an annual fee of $100,000 is paid to the Chairman of the Board, who is not an executive of AptarGroup, in lieu of the annual retainer and any meeting fees

   Each director is reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

   Pursuant to the 1996 Director Stock Option Plan, on May 19, 1997 each non-employee director (seven persons) was granted a nonqualified option to purchase 8,000 shares of Common Stock at a purchase price of $20.875 per share. These options became exercisable as to 2,000 shares on November 19, 1997 and an additional 2,000 shares became or will become exercisable on the earlier of each anniversary of the date of grant or date of the annual meeting of stockholders so long as the option holder is a non-employee director on such date. On May 18, 1998, Mr. Barrows was granted a nonqualified option to purchase 6,000 shares of Common Stock at a purchase price of $32.375. This option became exercisable as to 2,000 shares on November 18, 1998 and an additional 2,000 shares became or will become exercisable on the earlier of each anniversary of the date of grant or date of the annual meeting of stockholders so long as he is a non-employee director on such date. On May 14, 1999, Dr. Smith was granted a nonqualified option to purchase 4,000 shares of Common Stock at a purchase price of $29.50. This option became exercisable as to 2,000 shares on November 14, 1999 and an additional 2,000 shares will become exercisable on the earlier of the anniversary of the date of grant or date of the annual meeting of stockholders so long as she is a non-employee director on such date. A non-employee director is only eligible for one grant under this Plan.

   If approved by stockholders at the annual meeting, the 2000 Director Stock Option Plan, described below under "Approval of the 2000 Director Stock Option Plan," will succeed the 1996 Director Stock Option Plan and provide for the grant on the third trading date following the date of the 2001 annual meeting to each non-employee director (currently seven persons) of a non-qualified option to purchase 8,000 shares of Common Stock at a purchase price equal to the fair market value of the Common Stock on the date of grant. Each option will become exercisable as to 2,000 shares on the date which is six months after the date of grant and an additional 2,000 shares will become exercisable on the earlier of each anniversary of the date of grant or date of the annual meeting of stockholders. Under the 2000 Director Stock Option Plan, a non-employee director is only eligible for one grant under the Plan.

________________________________________________________________________________

              PROPOSAL 2 -- APPROVAL OF THE 2000 STOCK AWARDS PLAN

________________________________________________________________________________

INTRODUCTION ___________________________________________________________________

   The 2000 Stock Awards Plan permits AptarGroup to grant stock options, stock appreciation rights ("SARs"), restricted stock and other awards to full-time employees of AptarGroup and its subsidiaries and other entities in which AptarGroup has a direct or indirect equity interest. Stock options may be either "incentive stock options" ("ISOs") under Section 422 of the Internal Revenue Code ("Code") or other options ("nonqualified options").

   The purpose of the plan is to promote the long-term financial interests of AptarGroup and its affiliates by:

  .  attracting and retaining employees,

  .  motivating employees by means of growth-related incentives,

  .  providing competitive incentive compensation opportunities and

  .  aligning the interests of participants with those of our stockholders.

DESCRIPTION OF THE PLAN ________________________________________________________

   The following is a brief summary of some the terms of the plan and is qualified in its entirety by, and made subject to, the more complete information set forth in the 2000 Stock Awards Plan set forth as Appendix A to this proxy statement.

   Administration and Eligibility. The plan will be administered by the Compensation Committee of our Board of Directors. The plan empowers the Committee, among other things,

  .  to interpret the plan,

  . to make all determinations deemed necessary or advisable for its administration, and

  . to choose the times at which and the employees to whom awards are to be made and to award to such employees options (including ISOs), SARs, shares of restricted stock and other awards.

   Any grant of awards under the plan is within the discretion of the Committee. The Committee does not anticipate making awards under the plan until 2001, nor has it selected the employees to receive awards under the plan. Approximately 500 persons are eligible to participate in the plan.

   Shares Subject to the Plan; Adjustment. The Committee may issue a maximum of 2,000,000 shares of common stock pursuant to the plan, subject to adjustment in the event of any stock split, stock dividend, recapitalization, merger, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a regular cash dividend. If awards expire unexercised or unpaid or are cancelled, terminated or forfeited without the issuance of shares, such shares will again be available under the plan. Shares issued pursuant to the plan may be authorized and unissued shares, or treasury shares. The maximum number of shares of common stock with respect to which options or SARs may be granted or which may be subject to a restricted stock award during any calendar year will be 250,000, subject to adjustment.

   The Committee may provide that in event of tender offer or accumulation of common stock, merger, consolidation, reorganization, recapitalization, or sale or exchange of substantially all of the assets or dissolution of AptarGroup, awards may be accelerated and/or cash payments may be made in lieu of such awards.

   Options. Options may be either ISOs or nonqualified options, except that, as long as required by Code Section 422, no ISO may be awarded to any employee of an AptarGroup affiliate which is not an AptarGroup subsidiary corporation (as such term is used in Code Section 422(b)). The option price per share of common stock may not be less than 100% of the fair market value at the time the option is granted and may not be less than the par value. The plan allows optionees, to the extent permitted by the Committee, to pay the exercise price of options in cash or common stock (valued at its fair market value on the date of exercise) or a combination thereof.

   SARs. An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of common stock at the time of exercise over a specified price. AptarGroup will pay that amount to the holder in common stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine. SARs granted as an alternative to a previously or contemporaneously granted option will entitle the optionee, in lieu of exercising the option, to receive (1) the excess of the fair market value of a share of common stock on the date of exercise over the option price (2) multiplied by the number of shares as to which he or she is exercising the SAR. If an SAR is an alternative to an option, the option will be cancelled to the extent the SAR is exercised, and the SAR will be cancelled to the extent the option is exercised. Each SAR will be exercisable at such time or times as the Committee determines at or subsequent to the grant.

   Restricted Stock. The Committee may grant restricted common stock with such restriction periods as the Committee designates. A restricted stock award may be subject to such other conditions to vesting, including performance goals, as the Committee establishes. Subject to the discretion of the Committee, AptarGroup will hold stock certificates evidencing restricted shares, and the participant may not sell, assign, transfer, pledge or otherwise encumber restricted shares. Other than these restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a holder of common stock as to shares of restricted stock. The Committee may permit or require the deferral of payment of cash dividends and the reinvestment of such cash dividends in additional restricted stock or other investments. Except as otherwise provided by the Committee at or subsequent to the time of grant, upon termination of the participant's employment during the restriction period, the participant will forfeit all shares still subject to restriction.

   Other Awards. The Committee may grant other awards, either alone or in addition to options, SARs and restricted stock, under the plan. These may include, without limitation, common stock, convertible securities, performance shares and other forms of award measured in whole or in part by the value of shares of common stock, the performance of the participant or the performance of AptarGroup, any affiliate or any operating unit thereof. Other awards may be payable in common stock, cash or a combination thereof. Subject to the provisions of the plan, the Committee will have the sole and complete authority to determine the numbers of shares to be awarded pursuant to such awards and all other conditions of the awards, including performance goals, which must be satisfied during the time period designated in order for a participant to receive payment with respect to any other award. Performance goals will be tied to the following criteria, determined with respect to AptarGroup:

  .  net sales,

  .  operating income,

  .  earnings before interest, taxes, depreciation and amortization,

  .  income before income taxes,

  .  earnings before interest and taxes,

  .  cash flow measures,

  .  return on equity,

  .  return on net assets employed or

  . net income per common share (basic or diluted) for the applicable performance period.

   No participant will receive payment with respect to any other award in excess of $500,000 in any calendar year. Furthermore, the Committee retains sole discretion to reduce the amount of or eliminate any payment otherwise payable with respect to any other award by establishing conditions in addition to the performance goals. A participant may defer receipt of all or a portion of any such award in accordance with procedures established by the Committee. In the case of awards involving the right to purchase common stock, the purchase price may not be less than 100% of the fair market value at the time the award is granted and may not be less than the par value.

   Transferability. Awards will not be transferable other than (1) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by AptarGroup or (2) as otherwise permitted as set forth in the agreement relating to such award. Except to the extent permitted by the foregoing sentence, each award may be exercised or received during a participant's lifetime only by the participant or the participant's legal representative or similar person.

   Supplemental Cash Payments. Subject to the Committee's discretion, the terms of a nonqualified option or SAR agreement may require us to make a cash payment upon exercise based on a formula designed to reimburse the holder for any income tax liability resulting from such exercise and the receipt of such payment.

   Fair Market Value. Fair market value on any date means either the closing price of common stock on that date (or, if the date is not a trading date, on the next preceding date which was a trading date) on the New York Stock Exchange Composite Transactions list, as subsequently reported in The Wall Street Journal or as determined in accordance with procedures established by the Committee.

   Surrender. If so provided by the Committee, a participant may surrender an award on such terms and conditions, and for such consideration, as the Committee determines.

   Foreign Alternatives. Without amending and notwithstanding the other provisions of the plan, in the case of any award to be held by any participant who is employed outside the United States or is a foreign national, the Committee may specify that such award shall be made on such terms and conditions different from those specified in the plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the plan.

   Term and Exercisability of Awards. The Committee will determine the term and exercisability of awards.

   Withholding. The Committee will have the power to withhold, or require a participant to remit to AptarGroup, an amount sufficient to cover withholding taxes with respect to shares issuable and/or amounts payable pursuant to the plan. If so permitted by the Committee, a participant may elect to satisfy such taxes by having shares issuable under the plan withheld or by delivering other shares to AptarGroup.

   Amendment of the Plan. The Board of Directors may amend the plan at any time by a resolution adopted by at least 70% of the Board of Directors. No amendment may impair the rights of the holder of any outstanding award without his or her consent. Notwithstanding the general rights of the Board to amend the plan, the Board may not amend the plan without stockholder approval to the extent such approval is required by law, rule or regulation, including section 162(m) of the Code.

   Effective Date and Term of the Plan. If approved by stockholders, the plan will be effective on the date of such approval. In the event that the plan is not approved by our stockholders, the plan will be null and void. The plan will terminate ten years after its effective date, unless terminated earlier by the Board through a resolution adopted by at least seventy percent (70%) of the whole Board. Termination of the plan will not affect the terms or conditions of any award granted prior to termination.

   Plan Benefits. The number of stock options or other forms of award that will be granted hereafter under the plan is not currently determinable. Information regarding awards in 1999 under the 1996 Stock Awards Plan to the named executive officers is provided in the "Summary Compensation Table," the "Option Grants" table and the "Aggregated Option Exercises and Option Values at Year-End" table. In addition, in 1999, (i) options for 290,000 shares were granted to all current executive officers as a group and (ii) options for 260,700 shares were granted to all other eligible employees, including current officers who are not executive officers. Non-employee directors are not eligible to receive awards under the 1996 Stock Awards Plan or the 2000 Stock Awards Plan.

FEDERAL INCOME TAX CONSEQUENCES ________________________________________________

   The following is a brief summary of the U.S. federal income tax consequences of awards made under the plan.

  . Stock Options. A participant will not recognize any income upon the grant of a stock option. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and AptarGroup will be entitled to a corresponding deduction, assuming the options qualify for an exception to the limitations under section 162(m) of the Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and AptarGroup will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and AptarGroup will be entitled to a corresponding deduction, assuming the options qualify for an exception to the limitations under section 162(m) of the Code.

  . SARs. A participant will not recognize any taxable income upon the grant of an SAR. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of an SAR equal to the fair market value of any shares delivered and the amount of cash paid by us upon such exercise, and AptarGroup will be entitled to a corresponding deduction, assuming the SAR qualifies for an exception to the limitations under section 162(m) of the Code.

  . Restricted Stock. A participant will not recognize taxable income at the time of the grant of shares of restricted stock, and AptarGroup will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at the time restricted stock is granted. If such election is not made, the participant will recognize taxable income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by a participant by making the above-described election or upon the lapse of the restrictions is deductible by us as compensation expense, except to the extent the limit of section 162(m) of the Code applies. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize taxable compensation (subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid, and AptarGroup will be entitled to a corresponding deduction, except to the extent the limit of section 162(m) of the Code applies.

  . Other Awards. Although awards other than stock options, SARs and restricted stock may be granted under the plan, their federal income tax consequences are not herein described because no such awards are currently contemplated.

  . Supplemental Cash Payments. The amount of any supplemental cash payment to a participant who exercises a nonqualified stock option or SAR will constitute compensation taxable to the participant as ordinary income, and AptarGroup generally will be entitled to a corresponding deduction, except to the extent the limit of section 162(m) of the Code applies.

  . Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers. However, certain types of compensation paid to such executives are not subject to the $1 million deduction limit. One such type is "performance-based" compensation. Based on certain regulations issued by the United States Department of the Treasury, certain compensation under the plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit under section 162(m) of the Code, but other compensation payable under the plan is expected to be subject to such limit.

   The Board of Directors recommends a vote FOR approval of the 2000 Stock Awards Plan.

--------------------------------------------------------------------------------

         PROPOSAL 3 -- APPROVAL OF THE 2000 DIRECTOR STOCK OPTION PLAN

--------------------------------------------------------------------------------

INTRODUCTION ___________________________________________________________________

   The 2000 Director Option Plan provides for the automatic award of stock options to directors of AptarGroup who are not our employees or employees of any of our subsidiaries.

   The purposes of the plan are to:

  . provide an incentive for all non-employee members of the Board to maximize the long-term value of the common stock and otherwise act in the best interest of our stockholders,

  . provide non-employee directors with the opportunity to acquire a greater stake in our future through stock ownership and

  .  attract and retain highly qualified non-employee directors.

DESCRIPTION OF THE PLAN ________________________________________________________

   The following is a brief summary of some of the terms of the plan and is qualified in its entirety by, and made subject to, the more complete information set forth in the 2000 Director Option Plan set forth as Appendix B to this proxy statement.

   Under the plan, the aggregate number of shares subject to options cannot exceed 80,000 shares of common stock, subject to adjustment in the event of any stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change in capitalization or event, or any distributions to holders of common stock other than a regular cash dividend. In each of the years 2001 through 2004, on the third trading date following the date of our annual meeting of stockholders, each non-employee director who has not previously been awarded an option under the plan will be awarded an option to purchase:

  .  8,000 shares if the award is made in 2001,

  .  6,000 shares if the award is made in 2002,

  .  4,000 shares if the award is made in 2003, or

  .  2,000 shares if the award is made in 2004.

   The option price per share under each option will be 100% of the market value on its award date. Provided the holder is then a member of the Board and not an employee of AptarGroup or any of its subsidiaries, each option will be exercisable six months after the award as to 2,000 shares. On the earlier of
(1) each anniversary date of the award and (2) the day before each annual meeting of stockholders, each option will become exercisable as to an additional 2,000 shares until such option has become exercisable in full. Each option, to the extent then unexercised, will expire ten years after its award date. In the event a non-employee director ceases to be a member of the Board for any reason (including without limitation, expiration of term without reelection, resignation, retirement, total disability or death), each option previously granted to such non-employee director may be exercised only to the extent exercisable on the date of termination and will cease to be exercisable on the fifth anniversary of the date of termination or, if earlier, on the tenth anniversary of the award date. For purposes of the plan, the market value of the common stock on any date will be its closing price on that date (or, if that date is not a trading date, on the next preceding trading date) on the New York Stock Exchange Composite Transactions List, as subsequently reported in The Wall Street Journal or as determined in accordance with procedures established by the Committee.

   Options will be nonqualified options for purposes of the Internal Revenue Code, which means that they will not qualify as "incentive stock options" under Code Section 422.

   Participants may not transfer options other than (1) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by us or (2) otherwise permitted in the option agreement. Except to the extent permitted by the foregoing sentence, each option may be exercised during a participant's lifetime only by the participant or the participant's representative or similar person.

   The Board may amend the plan by a resolution adopted by at least seventy percent (70%) of the whole Board, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a holder of an outstanding option without the consent of the holder.

   If approved by stockholders, the plan will be effective on the date of approval. In the event that the plan is not approved by stockholders, the plan will be null and void. The Board may terminate the plan at any time. Termination of the plan may not affect the terms or conditions of any option granted prior to termination.

FEDERAL INCOME TAX CONSEQUENCES ________________________________________________

   The following is a brief summary of the U.S. federal income tax consequences of the options to be awarded under the plan.

   The holder of an option will not recognize taxable income upon the grant thereof, nor will AptarGroup be entitled to a deduction in respect of such grant. Upon the exercise of an option as to any shares, the excess of the fair market value of such shares on the date of exercise over their option price will constitute compensation taxable to the optionee as ordinary income. AptarGroup generally will be entitled to a deduction in the year of exercise in an amount equal to such compensation.

   The following table sets forth information regarding the grant of nonqualified options to non-employee directors to occur on the third trading date following the date of the 2001 annual meeting, assuming approval of the plan by stockholders at the 2000 Annual Meeting.

PLAN BENEFITS UNDER THE 2000 DIRECTOR STOCK OPTION PLAN ________________________

Name and Position                                              Number of Shares
-----------------                                              ----------------
All Non-Employee Directors as a Group (currently seven
 persons).....................................................      56,000

   The Board of Directors recommends a vote FOR approval of the 2000 Director Stock Option Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table contains information with respect to the beneficial ownership of Common Stock, as of March 16, 2000, by (a) the persons known by AptarGroup to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (b) each director or director nominee of AptarGroup,
(c) each of the executive officers of AptarGroup named in the Summary Compensation Table below, and (d) all directors, director nominees and executive officers of AptarGroup as a group. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o AptarGroup, Inc., 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

-------------------------------------------------------------------------------
                                             Shares Owned          Options
                                         --------------------    Exercisable
                                         Number of Percentage Within 60 Days of
                   Name                  Shares(1)    (2)      March 16, 2000
-------------------------------------------------------------------------------
  Neuberger & Berman LLC(3)              2,592,334    7.2            --
  605 Third Ave., New York, NY 10158
-------------------------------------------------------------------------------
  State Farm Mutual Automobile
   Insurance Co.(4)                      2,514,368    7.0            --
  One State Farm Plaza, Bloomington, IL
   61710
-------------------------------------------------------------------------------
  Eugene L Barnett(5)                       18,104     *             16,000
-------------------------------------------------------------------------------
  Robert Barrows                            82,622     *              6,000
-------------------------------------------------------------------------------
  Ralph Gruska                              10,000     *              8,000
-------------------------------------------------------------------------------
  Leo A. Guthart(6)                         92,074     *             10,000
-------------------------------------------------------------------------------
  Dr. Robert W. Hacker                      --         --            --
-------------------------------------------------------------------------------
  Stephen J. Hagge(7)                      112,752     *             99,086
-------------------------------------------------------------------------------
  King Harris(8)                           808,020    2.3            16,000
-------------------------------------------------------------------------------
  Emil Meshberg                            118,001     *              6,667
-------------------------------------------------------------------------------
  Peter Pfeiffer                           842,072    2.3           160,954
-------------------------------------------------------------------------------
  Alfred Pilz(9)                           476,000    1.3             2,000
-------------------------------------------------------------------------------
  James R. Reed                            101,658     *             93,696
-------------------------------------------------------------------------------
  Carl Siebel(10)                          342,172     *            274,058
-------------------------------------------------------------------------------
  Dr. Joanne C. Smith(11)                    4,370     *              4,000
-------------------------------------------------------------------------------
  All Directors, Director Nominees and
   Executive Officers as a Group (22
   persons)(12)                          3,516,501    9.5         1,153,733

   * Less than one percent.

   (1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable within 60 days of March 16, 2000.

   (2) Based on 35,885,368 shares of Common Stock outstanding as of March 16, 2000 plus options exercisable within 60 days of that date.

   (3) The information as to Neuberger & Berman LLC and related entities ("Neuberger & Berman") is derived from a statement on Schedule 13G with respect to the Common Stock, filed with the Securities and Exchange Commission (the "Commission") pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). Such statement discloses that Neuberger & Berman has the sole power to vote 1,007,234 shares, shares power to vote 1,566,600 shares and shares power to dispose of 2,592,334 shares.

   (4) The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on
       Schedule 13G with respect to the Common Stock, filed with the Commission pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote and dispose of 2,511,232 shares and shares power to vote and dispose of 3,136 shares.

   (5) Mr. Barnett shares the power to vote and dispose of 2,104 shares.

   (6) Mr. Guthart shares the power to vote and dispose of 37,878 shares.

   (7) Mr. Hagge shares the power to vote and dispose of 4,194 shares.

   (8) Mr. Harris shares the power to vote and dispose of 566,714 shares.

   (9) Mr. Pilz shares the power to vote 460,000 shares.

  (10) Mr. Siebel shares the power to vote and dispose of 68,114 shares.

  (11) Dr. Smith shares the power to vote and dispose of 200 shares.

  (12) Includes 1,142,604 shares as to which voting power is shared other than with directors and executive officers of AptarGroup.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION ________________________

Compensation Policy ____________________________________________________________

   The compensation policy is designed to support AptarGroup's overall objective of increasing stockholder value by:

  . Attracting, motivating, and retaining key executives who are critical to the long-term success of AptarGroup.

  . Awarding short-term incentives based upon respective unit performance and overall Company performance.

  . Aligning executive and stockholder interests through a stock-based long-term incentive program which will reward executives for increased stockholder value.

   The Compensation Committee's general policy is to qualify long-term incentive compensation of executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The total compensation program consists of three components:

Base Salary ____________________________________________________________________

   The salary ranges of executive officers are established in relation to competitive market data provided by outside executive compensation consultants and review of proxy statements of similar publicly-held companies in the packaging industry. Comparisons are made to positions with similar job responsibilities, positions in companies of comparable sales volume, and positions in similar companies in the same industry as AptarGroup. Two of the companies used in establishing salary ranges are included in the Value Line Packaging and Container Industry Group used in the performance graph below. Generally, salaries are established at approximately the 50th to 75th percentile of an executive's salary range. Salary ranges and salaries are reviewed annually. Generally, management performance and accomplishment of goals and objectives are weighted most important in determining base salary increases.

Short-term Incentives __________________________________________________________

   Executives are eligible for annual bonuses based upon:

  .  Profit growth

  .  Return on capital

  .  Achievement of other goals and objectives

  .  General management performance

   Generally, profit growth and return on capital are weighted most important in determining annual cash bonuses. For 1999, no set bonus formula was used for Messrs. Siebel, Pfeiffer and Hagge.

Long-term Incentives ___________________________________________________________

   Executives are eligible for awards of stock options and other awards under AptarGroup's Stock Awards Plans. The awards to executives are made to provide an incentive for future performance to increase stockholder value. The members of the Compensation Committee administer this Plan. In 1999, the total amount of options granted was approximately 1.5% of the total stock outstanding. As reflected in the table of option grants, stock options were granted on January 21, 1999 to all of the named executive officers, with the exception of Mr. Meshberg, who was granted options on February 17, 1999. Awards were determined in relation to the individual's position and responsibility. The exercise price of the options equaled the market price of AptarGroup's Common Stock on the date of the grants.

Chief Executive Officer Compensation ___________________________________________

   Mr. Siebel's salary was increased 10% to $550,000 on January 1, 1999, as compensation for Mr. Siebel's performance. The Committee set the CEO's compensation slightly above the 50th percentile of the comparable salary range. His 1999 bonus of $357,500, including $195,000 of restricted stock, was established based upon AptarGroup's performance in 1999 compared to 1998. During 1999, Mr. Siebel was awarded an option to purchase 60,000 shares of Common Stock.

                                          COMPENSATION COMMITTEE

                                          Leo Guthart, Chairman
                                          Robert Barrows
                                          Ralph Gruska

EXECUTIVE COMPENSATION _________________________________________________________

Summary Compensation Table _____________________________________________________

   The following table sets forth compensation information for the President and Chief Executive Officer and AptarGroup's four other most highly compensated executive officers serving at the end of 1999 (the "named executive officers").


                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------
                                                      Long Term Compensation
                                 Annual Compensation          Awards
                                 -------------------- ----------------------
                                                                  Securities
                                                                  Underlying
     Name and Principal                        Cash   Restricted   Options/   All Other
          Position          Year   Salary     Bonus      Stock       SARs    Compensation
-----------------------------------------------------------------------------------------
  Carl A. Siebel            1999 $550,000    $162,500 $195,000(1)   60,000      $1,389(3)
   President and Chief      1998  500,000     300,000          --   60,000       2,537
   Executive Officer        1997  408,500(2)  250,000          --   46,000       3,863
-----------------------------------------------------------------------------------------
  Peter Pfeiffer            1999  365,000     240,000          --   47,000          --
   Vice Chairman of         1998  325,000     225,000          --   47,000          --
   the Board                1997  304,045(2)  200,000          --   36,000          --
-----------------------------------------------------------------------------------------
  Stephen J. Hagge          1999  275,000     165,000   60,000(1)   21,000       8,891(4)
   Executive Vice           1998  250,000     200,000          --   21,000       8,891
   President and Chief      1997  239,167     175,000          --   16,000       9,079
   Financial Officer,
   Secretary and Treasurer
-----------------------------------------------------------------------------------------
  Emil Meshberg             1999  258,750      75,000   90,000(1)   20,000      11,500(5)
   Vice President,          1998     --            --          --       --          --
   Chief Executive Officer  1997     --            --          --       --          --
   of EMSAR, Inc.
-----------------------------------------------------------------------------------------
  James R. Reed             1999  250,000     130,000          --   18,000       5,088(6)
   President of             1998  240,000      60,000   39,750(7)   18,000       5,088
   SeaquistPerfect          1997  228,333     103,500          --   14,000       5,038
   Dispensing L.L.C.

 (1) Restricted stock values are based upon the issuance of 8,525 shares, 2,623 shares and 3,934 shares to Messrs. Siebel, Hagge and Meshberg, respectively, and the closing share price on the New York Stock Exchange of $22.875 on February 16, 2000. These shares of restricted stock were issued at the election of the named executives in lieu of a portion of their 1999 annual bonus. All of the shares of restricted stock vest ratably over three years.

 (2) Messrs. Siebel's and Pfeiffer's salary for 1997 is denominated in Deutsch Marks but shown in United States dollars by translating using the average exchange rate for that year.
 (3) Amount attributable to the below-market interest rate on a loan to Mr. Siebel from the Company.
 (4) Consists of $4,800 for Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan, $3,207 for Company-provided supplemental disability insurance, and $884 for Company-provided term life insurance.
 (5) Consists of $11,284 for Company-provided split dollar term life insurance and $216 for Company-provided term life insurance.
 (6) Consists of $4,800 for Company matching contributions to the AptarGroup, Inc. Profit Sharing and Savings Plan and $288 for Company-provided term life insurance.
 (7) As of December 31, 1999, Mr. Reed held 1,000 shares of unvested restricted stock with a value of $25,125 based upon the closing share price on the New York Stock Exchange on December 31, 1999.

Option Grants _________________________________________________________________

   The following table shows all grants in 1999 of stock options to the named executive officers. The exercise price of all such options was the fair market value on the date of grant. No SARs were granted in 1999.


                                        Individual Grants (1)(2)
                    ----------------------------------------------------------------
                                                               Potential Realizable
                                                                 Value as Assumed
                               % of Total                      Annual Rates of Stock
                    Securities  Options   Per Share             Price Appreciation
                    Underlying Granted to Exercise                for Option Term
                     Options   Employees   or Base  Expiration ---------------------
        Name        Granted(#)  in 1999     Price      Date        5%        10%
------------------------------------------------------------------------------------
  Carl A. Siebel      60,000      10.9    $27.1875   1/21/09   $1,025,850 $2,599,770
  Peter Pfeiffer      47,000       8.5     27.1875   1/21/09      803,583  2,036,487
  Stephen J. Hagge    21,000       3.8     27.1875   1/21/09      359,048    909,920
  Emil Meshberg       20,000       3.6     25.6875   2/17/09      323,090    818,790
  James R. Reed       18,000       3.3     27.1875   1/21/09      307,755    779,931


 (1) All options become exercisable in equal one-third annual increments beginning one year from the grant date.
 (2) All options listed in the table expire ten years after their date of grant. Based on 36,058,706 shares of Common Stock outstanding on January 21, 1999, the closing price per share of Common Stock of $27.1875 on January 21, 1999 and a ten-year period, the potential realizable value to all stockholders at 5% and 10% assumed annual rates of stock appreciation would be approximately $616,514,000 and $1,562,406,000.

Aggregated Option Exercises and Option Values at Year-End ______________________

   The following table provides information as to options exercised and the value of options held by the named executive officers at year-end measured in terms of the closing price of the Common Stock on December 31, 1999. AptarGroup has not granted any SARs.


                                       Number of Securities    Value of Unexercised
                     Shares             Underlying Options     In-the-Money Options
                    Acquired          at December 31, 1999(#) at December 31, 1999($)
                       on     Value   ----------------------- -----------------------
                    Exercise Realized                 Not                     Not
        Name          (#)      ($)    Exercisable Exercisable Exercisable Exercisable
-------------------------------------------------------------------------------------
  Carl A. Siebel         --        --   218,724     115,334   $2,436,368   $136,214
  Peter Pfeiffer     49,200  $999,375   117,621      90,333    1,047,371    106,604
  Stephen J. Hagge       --        --    79,752      40,334      883,952     47,402
  Emil Meshberg          --        --        --      20,000           --         --
  James R. Reed          --        --    77,028      34,668      866,586     41,428


Employment Agreements __________________________________________________________

   Mr. Siebel's employment agreement provides for employment through December 31, 2000 at a minimum salary of $550,000 and provides for a payment of three months' salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of one year, unless it is terminated by AptarGroup or Mr. Siebel by written notice seven months before the end of the then current contract period. A separate pension agreement provides Mr. Siebel with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year's salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life. Mr. Siebel began receiving benefits from this pension in February 2000, and annual pension benefits, which are denominated in Deutsch Marks, are equivalent to approximately $360,000. Benefits are not subject to reduction for Social Security benefits or other offset items.

   Mr. Pfeiffer's employment agreement provides for employment through April 21, 2003 at a minimum salary of $365,000 and provides for a payment of three months' salary to his survivors in the event of his death while employed. The agreement provides for an automatic extension for a period of five years, unless it is terminated by AptarGroup or Mr. Pfeiffer by written notice one year before the end of the then current contract period; however, the agreement automatically terminates on June 28, 2013. A separate pension agreement provides Mr. Pfeiffer with an annual pension compensation, subject to cost of living adjustments, of up to 60% of his final year's salary for life, and in the event of his death, provides his surviving widow with annual payments of 60% of his then pension for life and may provide any surviving child with annual payments of up to 30% of his then pension to as late as age 27. Pension benefits would normally commence at age 60, but reduced benefits are available after age 55 subject to a minimum annual payment of approximately $146,000. Estimated annual pension benefits upon retirement at age 60 (assuming the current salary remains constant) are equivalent to approximately $219,000. Benefits are not subject to reduction for Social Security or other offset items.

   Mr. Hagge's employment agreement provides for employment through February 1, 2003 at a minimum annual salary of $275,000 and provides, in the event of disability, payment for a period of two years from termination due to disability of one-half of the amount Mr. Hagge would have received and, in the event of death, payment to his estate for a period of two years from the anniversary of his death of one-half of the amount he would have received. Mr. Hagge is also entitled to additional term life insurance coverage and supplemental long-term disability coverage. The agreement provides for an automatic extension as of each February 1 for one additional year unless either AptarGroup or Mr. Hagge terminates the automatic extension provision by written notice at least 30 days prior to the automatic extension date; provided, however, that in no event shall the term extend beyond October 28, 2016. Mr. Hagge's employment agreement provides that if he is terminated without cause, Mr. Hagge will continue to receive his salary until the end of the employment period then in effect. In the event of a change in control of AptarGroup, Mr. Hagge may not be terminated unless he receives written notice of such termination at least six months prior to the date of termination. If Mr. Hagge is terminated within two years following a change in control or if he terminates his employment for good reason within such two-year period, Mr. Hagge will continue to receive his salary for 18 months following the date of termination.

   Mr. Meshberg's employment agreement provides for employment through February 17, 2002 at a minimum annual salary of $300,000. Mr. Meshberg is also entitled to additional split-dollar life insurance coverage. Mr. Meshberg's employment agreement provides that if he is terminated without cause or if he terminates for good reason (which includes, among other things, a change in control of AptarGroup), Mr. Meshberg will continue to receive his salary until the later to occur of February 17, 2002 and 24 months following the date of termination of employment. Under such circumstances, Mr. Meshberg's option to purchase the 20,000 shares of Common Stock granted under the employment agreement will become fully exercisable and he is also entitled to receive any accrued salary and bonus through the date of termination, as well as certain other benefits.

   Mr. Reed's employment agreement provides for employment through April 22, 2001 at a minimum annual salary of $250,000 and provides, in the event of disability, payment for a period of two years from termination due to disability of one-half of the amount Mr. Reed would have received and, in the event of death, payment to his estate for a period of two years from the anniversary of his death of one-half of the amount he would have received. The agreement also provides for a supplementary retirement program with annual benefits not to exceed $50,000 for a period of ten years from the date of retirement. In the event of death, one-half of the unpaid annual benefits under the supplementary plan will be paid to his estate. Mr. Reed's employment agreement provides that, in the event of a change in control of AptarGroup, his employment may not be terminated unless he receives written notice of such termination at least 12 months prior to the date of termination. If Mr. Reed is terminated following a change in control or if he terminates his employment for good reason, Mr. Reed will continue to receive his salary (and will accrue benefits under AptarGroup's non-qualified supplemental retirement plan) until April 22, 2001.

Pension Plan ___________________________________________________________________

   Substantially all U.S. employees of AptarGroup and its subsidiaries are eligible to participate in the Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement computed as a straight life annuity equals the sum of the separate amounts the employee accrues for each of his years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation"; and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, bonuses, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset items.

   Officers of AptarGroup and its subsidiaries participating in the Pension Plan are also eligible for AptarGroup's non-qualified supplemental retirement plan ("SERP"). The benefits payable under the SERP will generally be in the form of a single sum and will be computed as a single life annuity equal to the sum of the separate amounts the participant accrues for each year of credited service. Such separate amounts are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings"; and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between (i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits in the event of a change of control.

   Estimated annual benefits payable under the Pension Plan and the SERP upon retirement at normal retirement age for Messrs. Hagge, Meshberg and Reed are approximately $202,000, $100,166 and $81,000, respectively. Messrs. Siebel and Pfeiffer are not eligible to receive benefits under the Pension Plan but, as described above, Messrs. Siebel and Pfeiffer are entitled to certain pension benefits pursuant to their respective employment agreements.

PERFORMANCE GRAPH ______________________________________________________________

   The following graph shows a five year comparison of the cumulative total stockholder return on AptarGroup's Common Stock as compared to the cumulative total return of two other indexes: the Value Line Packaging & Container Industry Group ("Peer Group") and the Standard & Poor's 500 Composite Stock Price Index. Two companies, Caraustar Industries, Inc. and Smurfit-Stone Container Corporation were added to the Peer Group in conjunction with Value Line's change in the relevant industry group in 1999. These comparisons assume an initial investment of $100 and the reinvestment of dividends.

                              [GRAPH APPEARS HERE]

                 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
    ------------------------------------------------------------------
     AptarGroup    100      131      125      197      201      181
    ------------------------------------------------------------------
     Peer Group    100      107      138      169      147      135
    ------------------------------------------------------------------
     S&P 500       100      138      169      226      290      351

CERTAIN TRANSACTIONS ___________________________________________________________

   On February 17, 1999, AptarGroup acquired the capital stock of privately held Emson Research, Inc., a Connecticut corporation ("Emson Research"), and its affiliated companies Philson, Inc., a Connecticut corporation ("Philson"), and R.P.M. Manufacturing Company, a Connecticut corporation ("RPM") (collectively, the "Emson Acquisition"), for a purchase price of approximately $122.8 million in cash and approximately $4 million in Common Stock. Emil Meshberg, who prior to the Emson Acquisition was chief executive officer of Emson Research, entered into an employment agreement with AptarGroup and became an executive officer of AptarGroup immediately following the Emson Acquisition.

   The Emson Acquisition was consummated following arms-length negotiations between AptarGroup and the equityholders of Emson Research, Philson and RPM. AptarGroup acquired all of the issued and outstanding shares of capital stock of Emson Research and certain related assets for approximately $113.3 million in cash pursuant to a Stock Purchase Agreement dated as of February 16, 1999 between AptarGroup and The Meshberg Family Trust, a trust organized under the laws of the State of Connecticut (the "Trust"). The beneficiaries of the Trust principally include Mr. Meshberg and his immediate family members. AptarGroup acquired all of the issued and outstanding shares of capital stock of Philson pursuant to a Stock Purchase Agreement dated as of February 16, 1999 among AptarGroup, Mr. Meshberg and Samuel Meshberg. Mr. Meshberg and his brother, Samuel Meshberg, received approximately $3.6 million and $3.8 million in cash, respectively, upon the sale of their Philson shares. Pursuant to an Agreement of Merger dated as of February 16, 1999 among AptarGroup, Inc., R Merger Corporation, RPM, Mr. Meshberg and Ronald Meshberg, RPM was merged with and into R Merger Corporation, with R Merger Corporation surviving as a wholly-owned subsidiary of AptarGroup (the "Merger"). Upon conversion of their RPM shares in the Merger, Mr. Meshberg received 111,334 shares of Common Stock and his brother, Ronald Meshberg, received 37,037 shares of Common Stock and approximately $2.1 million in cash. Under the terms of the agreement governing the Emson Acquisition, AptarGroup may from time to time receive certain indemnification payments. The aggregate amount received in 1999 was approximately $110,000.

   As a result of the Emson Acquisition, AptarGroup leases real estate from, purchases materials from and sells products to entities related to Mr. Meshberg or certain members of his family. In 1999, the transactions between AptarGroup and these entities amounted to lease payments of approximately $504,000, purchases of approximately $80,000 and sales of approximately $134,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ________________________

   Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to AptarGroup during 1999 and with respect to 1999 by persons who were, at any time during 1999, directors or executive officers of AptarGroup or otherwise required to file such reports under Section 16(a), Mr. Hans-Josef Schutz filed one report late which included one transaction that had not been reported on a timely basis.

ANNUAL REPORT __________________________________________________________________

   AptarGroup's annual report for the year ended December 31, 1999 is being distributed with this proxy statement. Stockholders are referred to the report for financial and other information about the company, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

STOCKHOLDER PROPOSALS __________________________________________________________

   In order to be considered for inclusion in AptarGroup's proxy materials for the 2001 Annual Meeting of Stockholders, any stockholder proposal must be received at AptarGroup's principal executive offices at 475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois 60014 by December 7, 2000. In addition, AptarGroup's Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at the 2000 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 16, 2000, who is entitled to vote at the annual meeting and who has given AptarGroup's Secretary timely written notice, in proper form, of the stockholder's proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2000 annual meeting must have been received by the Secretary on or after February 11, 2000 and on or prior to March 12, 2000. The 2001 annual meeting is expected to be held on May 9, 2001. A stockholder proposal or nomination intended to be brought before the 2001 annual meeting must be received by the Secretary on or after February 9, 2001 and on or prior to March 11, 2001.

OTHER MATTERS __________________________________________________________________

   PricewaterhouseCoopers LLP, served as independent accountants for the year ended December 31, 1999. A decision regarding the selection of the independent accountants to audit AptarGroup's consolidated financial statements for the year ending December 31, 2000, has not yet been made. It is expected that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, with the opportunity to make a statement if he should so desire, and will be available to respond to appropriate questions.

By Order of the Board of Directors


Stephen J. Hagge
Secretary

Crystal Lake, Illinois
April 6, 2000

                                                                     APPENDIX A

                               APTARGROUP, INC.
                            2000 STOCK AWARDS PLAN

     1. Purpose. The purpose of the AptarGroup, Inc. 2000 Stock Awards Plan (the "Plan") is to promote the long-term financial interests of the Company and its Affiliates by (a) attracting and retaining personnel, (b) motivating personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

     2. Definitions. The following definitions are applicable to the Plan:

     (a) "Affiliate" means (a) any subsidiary and (b) any other entity in which the Company has a direct or indirect equity interest which is designated an "Affiliate" by the Committee.

     (b) "Board of Directors" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 5, has authority to administer the Plan.

     (e) "Company" means AptarGroup, Inc., a Delaware corporation, and its successors.

     (f) "Common Stock" means Common Stock, par value $.01 per share, of the Company.

     (g) "eligible employee" means any full-time employee of the Company or an Affiliate.

     (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (i) "Market Value" on any date means either the closing price of Common Stock on that date (or, if such date is not a trading date, on the next preceding date which was a trading date) on the New York Stock Exchange Composite Transactions list, as subsequently reported in The Wall Street Journal or as determined in accordance with procedures established by the Committee.

     (j) "participant" means any employee of the Company or an Affiliate who has been granted an award pursuant to the Plan.

     (k) "performance goals" means the objectives established by the Committee which shall be satisfied or met during the applicable performance period as a condition to a participant's receipt of all or a part of a performance-based award under the Plan. The performance goals shall be tied to one or more of the following business criteria, determined with respect to the Company: net sales, operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA"), income before income taxes, earnings before interest and taxes, cash flow measures, return on equity, return on net assets employed or net income per common share (basic or diluted) for the applicable performance period. If the Committee desires that compensation payable pursuant to any award subject to performance goals be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the performance goals (i) shall be established by the Committee no later than 90 days after the beginning of the applicable performance period (or such other time designated by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such performance goals be stated in terms of an objective formula or standard.

     (l) "performance period" means the time period during which the performance goals applicable to a performance-based award must be satisfied or met. The performance period for a restricted stock award shall be the restriction period.

     (m) "Rule 16b-3" means such rule adopted under the Securities Exchange Act of 1934, as amended, or any successor rule.

     (n) "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

     (o) "whole Board of Directors" means the total number of directors which the Company would have on the Board of Directors if there were no vacancies.

     3. Shares Subject to Plan. Subject to adjustment as provided in Section 5(c), 2,000,000 shares of Common Stock shall be available for awards under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding awards. To the extent that shares of Common Stock subject to an outstanding award are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award (except in the case of an option to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a tandem SAR) or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise or similar price of such award, or to satisfy all or a portion of the tax withholding obligations relating to such award, then such shares of Common Stock shall again be available under the Plan. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

     To the extent required by Section 162(m) of the Code and the rules and regulations thereunder, the maximum number of shares of Common Stock with respect to which options or SARs may be granted or which may be subject to a restricted stock award during any calendar year to any person shall be 250,000, subject to adjustment as provided in Section 5(c).

     4. Awards. The Committee may grant to eligible employees, in accordance with this Section 4 and the other provisions of the Plan, stock options, stock appreciation rights ("SARs"), restricted stock and other awards.

     (a) Options.

     (1) Options granted under the Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Code or any successor provision, or in such other form consistent with the Plan, as the Committee may determine; except that, so long as so provided in such Section 422, no ISO may be granted under the Plan to any employee of an Affiliate which is not a subsidiary corporation (as such term is used in subsection (b) of Section 422 of the Code) of the Company.

     (2) The option price per share of Common Stock shall be fixed by the Committee at not less than 100% of Market Value on the date of grant, but in no event shall the option price be less than the par value per share.

     (3) Each option shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

     (4) An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, including cash delivered by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (B) by delivery of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares or which the optionee purchased on the open market and for which the optionee has good title, free and clear of all liens and encumbrances) having a Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (C) a combination of (A) and (B), in each case to the extent set forth in the agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to either clause (B) or (C). No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

     (b) SARs.

     (1) An SAR shall entitle its holder to receive from the Company, at the time of exercise or settlement of such right, an amount equal to the excess of Market Value (at the date of exercise) over a specified price fixed by the Committee multiplied by the number of SARs which the holder is exercising or which are being settled. SARs may be tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the

Company in Common Stock (valued at its Market Value on the date of exercise), cash or a combination thereof, as the Committee may determine, which determination may take into consideration any preference expressed by the holder.

     (2) Each SAR shall be exercisable at such time or times as the Committee shall determine at or subsequent to grant.

     (3) An SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs then being exercised and (ii) by executing such documents as the Company may reasonably request. To the extent a tandem SAR is exercised or settled, the related option will be cancelled and to the extent the related option is exercised, the tandem SAR will be cancelled.

     (c) Restricted Stock.

     (1) The Committee may award to any eligible employee shares of Common Stock, subject to this Section 4(c) and such other terms and conditions as the Committee may prescribe (such shares being called "restricted stock"). Subject to the Company's discretion, each certificate for restricted stock shall be registered in the name of the participant or a nominee of the Company and deposited, together with a stock power endorsed in blank if requested by the Company, with the Company.

     (2) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Committee. A restricted stock award may be subject to such other conditions to vesting, including performance goals, as the Committee shall establish. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Committee may impose, the participant shall have all the rights of a holder of Common Stock as to such restricted stock. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional restricted stock or otherwise invested or accruing a yield. Upon the lapse of all restrictions on a restricted stock award, the Company shall deliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to this Section.

     (3) Except as otherwise provided by the Committee at or subsequent to the time of grant, upon a termination of employment for any reason during the restriction period all shares still subject to restriction shall be forfeited by the participant.

     (d) Other Awards.

     (1) Other awards may be granted under the Plan, including, without limitation, Common Stock, convertible debentures, other convertible securities, performance shares and other forms of award measured in whole or in part by the value of shares of Common Stock, the performance of the participant, or the performance of the Company, any Affiliate or any operating unit thereof. Such awards may be payable in Common Stock, cash or a combination thereof, and shall be subject to such restrictions and conditions, as the Committee shall determine. At the time of such an award, the Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices or unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Committee shall determine and certify in writing the extent to which performance goals have been attained.

     (2)(i) In no event shall any participant receive a payment with respect to any other award hereunder if the minimum threshold performance goals requirement applicable to the payment is not achieved during the performance period.

     (ii) No participant shall receive a payment under this Plan with respect to any other award for any calendar year in excess of $500,000.

     (iii) The Committee retains sole discretion to reduce the amount of or eliminate any payment otherwise payable to a participant with respect to any other award. The Committee may exercise such discretion by establishing conditions for payments with respect to other awards in addition to the performance goals, including the achievement of financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

     (3) The purchase price per share of Common Stock under other awards involving the right to purchase Common Stock (including for this purpose the right to acquire Common Stock upon the conversion of convertible securities) shall be fixed by the Committee at not less than 100% of Market Value on the date of award, but in no event shall the option price be less than the par value per share.

     (4) A participant may elect to defer all or a portion of any such award in accordance with procedures established by the Committee. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by Market Value and dividends thereon) as the Committee may determine. Payment of deferred amounts may be in cash, Common Stock or a combination thereof, as the Committee may determine. Deferred amounts shall be considered an award under the Plan. The Committee may establish a trust or trusts to hold deferred amounts or any portion thereof for the benefit of participants.

     (e) Cash Payments. SARs and options which are not ISOs may, in the Committee's discretion, provide that in connection with exercises thereof the holders will receive cash payments based on formulas designed to reimburse holders for their income tax liability resulting from such exercise and the payment made pursuant to this Section 4(e).

     (f) Surrender. If so provided by the Committee at or subsequent to the time of grant, an award may be surrendered to the Company on such terms and conditions, and for such consideration, as the Committee shall determine.

     (g) Foreign Alternatives. Without amending and notwithstanding the other provisions of the Plan, in the case of any award to be held by any participant who is employed outside the United States or who is a foreign national, the Committee may specify that such award shall be made on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

     5. Miscellaneous Provisions. (a) Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors or, if directors constituting not less than seventy percent (70%) of the whole Board of Directors so determine, by another committee consisting of not less than two
(2) members of the Board of Directors. Subject to the limitations of the Plan, the Committee shall have full authority and discretion: (1) to select participants, (2) to make awards in such forms and amounts as it shall determine, (3) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (4) to approve the forms to carry out the purposes and provisions of the Plan, (5) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (6) to correct any defect or omission or to reconcile any inconsistency in the Plan or in any award granted hereunder and
(7) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee. The Committee's determinations on matters within its authority shall be final, binding and conclusive. The Committee may, to the extent that any such action will not prevent an award from complying with Rule 16b-3 or, in the case of an award that is intended to be "qualified performance-based compensation" under such section, Section 162(m) of the Code, delegate any of its authority hereunder to such persons as it deems appropriate.

     (b) Nontransferability. No award under the Plan shall be transferable other than (1) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (2) as otherwise permitted as set forth in the agreement relating to such award. Except to the extent permitted by the foregoing sentence, each award may be exercised or received during the participant's lifetime only by the participant or the participant's legal representative or similar person. Except as permitted by the second preceding sentence, no award shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

     (c) Adjustments. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under the Plan, the number and class of securities subject to each outstanding option and the purchase price per security, the terms of each outstanding SAR, the number and class of securities subject to each outstanding award, and the terms of each other outstanding award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase or similar price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an award under the Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award in whole or in part after such adjustment, an amount in cash determined by multiplying (1) the fraction of such security (rounded to the nearest hundredth) by (2) the excess, if any, of (a) the Market Value on the vesting, exercise or settlement date over (b) the exercise or similar price, if any, of such award.

     (d) Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An agreement relating to an award may provide that
(1) the Company shall withhold cash or whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the award having, in the case of Common Stock, an aggregate Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the "Tax Date") in the amount necessary to satisfy any such obligation or (2) the holder of the award may satisfy any such obligation by any of the following means: (i) a cash payment to the Company, including in the case of an option a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, (ii) delivery to the Company of previously owned whole shares of Common Stock (which the holder of the award has held for at least six months prior to the delivery of such shares or which the holder purchased on the open market and for which the holder has good title, free and clear of all liens and encumbrances) having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered upon exercise or settlement of the award having an aggregate Market Value determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iv) any combination of
(i) and (ii), in each case to the extent set forth in the agreement relating to the award; provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (ii)-(iv). An agreement relating to an award may not provide for shares of Common Stock to be delivered or withheld having a Market Value in excess of the minimum amount required to be withheld. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

     (e) Listing and Legal Compliance. The Committee may suspend the exercise or payment of any award if it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

     (f) Beneficiary Designation. To the extent permitted by the Company, participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under the Plan are to be paid in the event of their death before they receive any or all of such benefits. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Company, and will be effective only when filed by the participant in writing with the Company during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid at a participant's death shall be paid to the participant's estate.

     (g) Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company or any Affiliate for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

     (h) Amendment. The Board of Directors, through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors, may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

     6. Effective Date and Term of Plan.      The Plan shall be submitted to the
stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding awards shall be null and void. The Plan shall terminate ten years after its effective date, unless terminated earlier by the Board of Directors through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

As adopted by the Board of Directors on January 27, 2000.

                                                                     APPENDIX B

                               APTARGROUP, INC.
                        2000 DIRECTOR STOCK OPTION PLAN

     1. Purpose of Plan. The purpose of this Plan (the "Plan") is to promote the long-term financial interests of the Company and its subsidiaries by:

     (a) providing an incentive for all non-employee members of the Board of Directors (the "Non-Employee Directors") to maximize the long-term value of the Company's Common Stock and otherwise act in the best interest of the Company's stockholders;

     (b) providing Non-Employee Directors with the opportunity to acquire a greater stake in the future of the Company and its subsidiaries through stock ownership; and

     (c) attracting and retaining highly qualified Non-Employee Directors who will contribute in exceptional ways to the long-term financial success of the Company and its subsidiaries.

     2. Definitions. The following words and phrases have the respective meanings indicated below unless a different meaning is plainly implied by the context.

     (a) "Award Date" means a date specified in Section 5 for awards of options.

     (b) "Board of Directors" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means the Compensation Committee or other committee of the Board of Directors which, pursuant to Section 3, has authority to administer the Plan.

     (e) "Common Stock" means Common Stock, par value $.01 per share, of the Company.

     (f) "Company" means AptarGroup, Inc., a Delaware corporation, and its successors.

     (g) "Eligible Director" means any present or future member of the Board of Directors who, on an Award Date, (1) is a member of the Board of Directors, and (2) is not an employee of the Company or any of its subsidiaries.

     (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (i) "Market Value" on any date means the closing price of Common Stock on that date (or, if such date is not a trading date, on the next preceding date which was a trading date) on the New York Stock Exchange Composite Transactions list, as subsequently reported in The Wall Street Journal or as determined in accordance with procedures established by the Committee.

     (j) "option" means a right awarded to a participant pursuant to the Plan to purchase a designated number of shares of Common Stock at a stated price for a stated period of time. To the extent that right is exercisable as to shares pursuant to Section 7, the participant may exercise that right according to
Section 9 as to all such shares at any time or as to a portion of such shares from time to time. Options are not intended to qualify as incentive stock options under Code Section 422.

     (k) "option agreement" means an agreement between the Company and a Non-Employee Director relating to an option.

     (l) "participant" means an Eligible Director who has been awarded an option.

     (m) "Plan" means the plan set forth in this 2000 Director Stock Option Plan, as it may be amended from time to time.

     (n) "subsidiary" means any corporation fifty percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

     (o) "whole Board of Directors" means the total number of directors which the Company would have on the Board of Directors if there were no vacancies.

     3. Administration of Plan.

     (a) The Plan shall be administered by the Compensation Committee of the Board of Directors or, if directors constituting not less than seventy percent (70%) of the whole Board of Directors so determine, by another committee consisting of not less than two (2) members of the Board of Directors. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Committee, shall constitute the acts of the Committee.

     (b) The Committee shall have full authority and discretion to adopt rules and regulations and prescribe or approve the forms to carry out the purposes and provisions of the Plan. The Committee's interpretation and construction of any provision of the Plan or any option shall be final, binding and conclusive.

     4. Shares Subject to Plan. Subject to adjustment as provided in Section 11, 80,000 shares of Common Stock shall be available for grants of options under the Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of such option, or to satisfy all or a portion of the tax withholding obligations relating to such option, then such shares of Common Stock shall again be available under the Plan. Shares of Common Stock available under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

     5. Size and Frequency of Option Awards. In each of the years 2001 though 2004, inclusive, on the third trading date following the date of the Company's annual meeting of stockholders, each Non-Employee Director who is then an Eligible Director and who has not theretofore been awarded an option shall be awarded an option to purchase the number of shares of Common Stock set forth opposite the year below (subject to adjustment as provided in Section 11):

    Year                       Number
    ----                       ------
    2001...................... 8,000
    2002...................... 6,000
    2003...................... 4,000
    2004...................... 2,000

     6. Option Price. The option price per share under each option shall be 100% of Market Value on its Award Date, but in no event shall the option price be less than the par value per share.

     7. Exercisability of Options. Provided the holder is then a member of the Board of Directors and not an employee of the Company or any or its subsidiaries, each option will become exercisable as to 2,000 shares (subject to adjustment as provided in Section 11) on the date which is six months after the Award Date and, on the earlier to occur of (a) each anniversary of the Award Date and (b) the day immediately preceding the date of that year's annual meeting of stockholders, each option will become exercisable as to an additional 2,000 shares (subject to adjustment as provided in Section 11) until such option shall have become exercisable in full.

     8. Term of Option. Subject to the next sentence, each option, to the extent such option has become exercisable, shall be exercisable for ten years from its Award Date, after which the unexercised portion thereof shall expire. In the event of termination of service of a participant as a member of the Board of Directors for any reason (including without limitation expiration of term without reelection, resignation, retirement, total disability or death), each option previously granted to the participant shall cease to be exercisable on the fifth anniversary of the date of termination or, if earlier, on the tenth anniversary of the Award Date of such option. Subject to the foregoing, upon the death of a participant, options held by the participant at death may, to the extent then exercisable, be exercised by the legal representative of the deceased participant's estate.

     9. Exercise of Options. An option may be exercised (a) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) in cash, including cash delivered by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise and (b) by executing such documents as the Company may reasonably request. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

     10. Nontransferability of Options. No option shall be transferable other than (a) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (b) as otherwise permitted as set forth in the agreement relating to such option. Except to the extent permitted by the foregoing sentence, each option may be exercised during the participant's lifetime only by the participant or the participant's legal representative or similar person. Except as permitted by the second preceding sentence, no option shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option, such option and all rights thereunder shall immediately become null and void.

     11. Adjustments. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under the Plan, the number and class of securities subject to each outstanding option, the purchase price per security, and the number of securities subject to each option to be granted to Non-Employee Directors pursuant to Section 5 shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being
(a) available under the Plan, such fractional security shall be disregarded, or
(b) subject to an option under the Plan, the Company shall pay the participant, in connection with the first exercise of the option in whole or in part after such adjustment, an amount in cash determined by multiplying (1) the fraction of such security (rounded to the nearest hundredth) by (2) the excess, if any, of (a) the Market Value on the exercise date over (b) the exercise price of the option.

     12. Tax Withholding. The Company shall have the power to withhold, or to require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to the participant's exercise of an option and/or receipt of a cash payment in connection therewith.

     13. Amendment. The Board of Directors, through a resolution adopted by directors constituting at least seventy percent (70%) of the whole Board of Directors, may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.

     14. Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting of stockholders, shall become effective on the date of such approval. In the event that the Plan is not approved by the stockholders of the Company, the Plan and any outstanding options shall be null and void. The Plan shall terminate in accordance with Section 5 unless terminated earlier by the Board of Directors. Termination of the Plan shall not affect the terms or conditions of any option granted prior to termination.

As adopted by the Board of Directors on January 27, 2000.

                                                                          COMMON
                                                                           STOCK
                                                                           PROXY


                               AptarGroup, Inc.
                      475 West Terra Cotta Ave., Suite E
                            Crystal Lake, IL 60014


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Stephen J. Hagge and Ralph A. Poltermann, or either of them (each with full power of substitution), are hereby authorized to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc. to be held on May 10, 2000, and at any adjournment thereof as specified on reverse side:


                          (continued on reverse side)



--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .



                                  PLEASE VOTE



If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please provide your consent with your proxy vote.

The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR proposals 1, 2 and 3. This proxy revokes any proxy heretofore given.

Please mark your votes as indicated in this example  [X]

1.  ELECTION OF DIRECTORS
 FOR all nominees                 WITHHOLD          01 Ralph Gruska, 02 Leo A. Guthart, and
  listed at right                AUTHORITY          03 Dr. Prof. Robert W. Hacker
  (except as marked to    to vote for all nominees
  the contrary)               listed at right       (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
      [_]                          [_]

                                                  --------------------------------------------------------------------

2.  PROPOSAL TO APPROVE THE APTARGROUP, INC. 2000 STOCK AWARDS PLAN.

[_] For   [_] Against  [_] Abstain

3.  PROPOSAL TO APPROVE THE APTARGROUP, INC. 2000 DIRECTOR STOCK OPTION PLAN.

[_] For   [_] Against  [_] Abstain

4. IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

                    "By checking the box to the right, I consent to future access of the Annual Report, Proxy Statements prospectuses and other communications electronically via the Internet. I understand that the company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, ChaseMellon Shareholder Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility." [_]

(Please fill in, sign and date this proxy and mail it in the envelope provided.)

Signature                         Signature                    Date
         -------------------------         --------------------    -------------

IMPORTANT: Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If you sign as agent or any other capacity, please state the capacity in which you sign.

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .

                         -----------------------------
                         VOTE BY TELEPHONE OR INTERNET
                           QUICK***EASY***IMMEDIATE
                         -----------------------------

         YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF THREE WAYS:
1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day . 7 days a week
   There is NO CHARGE to you for this call. - Have your proxy card in hand.
    You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION 1: To vote as the Board of Directors recommends on ALL nominees, press 1.
--------------------------------------------------------------------------------

                   When asked, please confirm by Pressing 1.

--------------------------------------------------------------------------------
OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------

                     Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD
                     FOR ALL nominee, press 9.
                     To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen
                     to the instructions.
                     Proposal 2 - To vote FOR, press 1, AGAINST, press 9;
                     ABSTAIN, press 0.
                   When asked, please confirm by Pressing 1.
                     The instructions are the same for all remaining proposals.
                                      or
2. VOTE BY INTERNET: Follow the instructions at our Website Address;
                     http://www.eproxy.com/atr/
                     --------------------------
                                      or
3. VOTE BY PROXY:    Mark, sign and date your proxy card and return promptly in the enclosed envelope.

     NOTE: If you vote by internet or telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.
                             THANK YOU FOR VOTING.